INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made as of the 11th day of August, 2014, by and between Convex Capital Management LLC, with its principal place of business at 4200 Cantera Drive, Unit 203, Warrenville, IL 60555, (the “Sub-Advisor”), and Spouting Rock Fund Management, located at 100 Matsonford Road, Five Radnor Corporate Center, Suite 441, Radnor, PA 19087 (the “Advisor”).

WHEREAS, Unified Series Trust, an Ohio business trust located at 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Spouting Rock/Convex Dynamic Global Macro Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust on behalf of the Fund has retained the Advisor to render investment management services to the Fund pursuant to an Investment Advisory Agreement approved by the Trust’s Board of Trustees (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor seeks to delegate certain of its responsibilities under the Investment Advisory Agreement to the Sub-Advisor pursuant to this Investment Sub-Advisory Agreement (the “Agreement”).

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)	Acceptance. The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to the Fund.

(b)	Independent Contractor. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)	Sub-Advisor’s Representations.

(i)	The Sub-Advisor represents, warrants and agrees that it has full power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. None of the execution, delivery or performance by the Sub-Advisor will violate any non-competition or other contract to which the Sub-Advisor is a party, or require any authorization, consent or approval of any third party.

(ii)	The Sub-Advisor represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act. The Sub-Advisor will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(iii)	The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics prior to the effective date of this Agreement. The Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include annually (i) certifying to the Trust’s Board of Trustees (the “Board”) and the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics, and (ii) identifying to the Board any material violations of the code of ethics which have occurred since the last report to the Board of Trustees. Upon reasonable notice from and the reasonable request of the Advisor or the Trust, the Sub-Advisor shall permit the Advisor, the Trust, and their respective employees and agents to examine the reports required to be made to the Trust or the Advisor by the Sub-Advisor pursuant to Rule 17j-1 and all other records related to the Sub-Advisor’s code of ethics that are relevant to the Fund and this Agreement.

(iv)

The Sub-Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees, officers, and agents. Upon reasonable notice from, and the reasonable request of, the Advisor or the Trust, the Sub-Advisor shall provide the Advisor or the Trust, as applicable, with access to the records relating to such policies and procedures. The Sub-Advisor will also provide, at the reasonable request of the Advisor or the Trust, periodic certifications, in a form reasonably acceptable to the Advisor or the Trust, as applicable, attesting to such matters relating to such written policies and procedures as may be reasonable in order for the Advisor to satisfy its obligations to the Fund. The Sub-Advisor represents, warrants and agrees to promptly notify the Advisor and the Trust in the event of any material amendments to, or violations of, its compliance policies and procedures.

(d)	The Advisor’s Representations.

(i)	The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

(ii)	The Advisor further represents, warrants and agrees that, subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act, it has the authority pursuant to the Investment Advisory Agreement to appoint the Sub-Advisor to perform the duties under the terms of this Agreement.

(iii)	The Advisor further represents and warrants that it has received a copy of Part 2 of the Sub-Advisor’s Form ADV.

(iv)	The Advisor will provide the Sub-Advisor with the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement filed with the Securities and Exchange Commission (collectively, the “Prospectus”) and the Trust’s Code of Ethics and instructions, policies and directions of the Trustees pertaining to the Advisor and the Fund, as currently in effect. The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents.

(v)	The Advisor will timely provide the Sub-Advisor with copies of monthly accounting statements for the Fund, including, if available, separate monthly accounting statements, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

(e)	Plenary authority of the Board of Trustees. The Sub-Advisor and Advisor both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of and consistent with the policies, investment objectives, and investment restrictions of the Fund as set forth in its then current Prospectus and Statement of Additional Information, as may be amended from time to time (“Investment Guidelines”), and subject to the supervision and review of the Advisor and the Board of Trustees, the Sub-Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Fund, including purchase, retention and disposition of securities, in accordance with the Investment Guidelines.

For the purpose of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-advisor to the Fund, or with any sub-advisor that is principal underwriter for the Fund or an affiliated person of such principal underwriter; and (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-advisor to any separate series of the Trust for which the Advisor serves as investment advisor, or with any sub-advisor to such separate series that is a principal underwriter to such separate series or an affiliated person of such principal underwriter. The Advisor will provide the Sub-Advisor with current information as to the identity of all such other sub-advisors to the Fund or to any separate series, and any such affiliated persons.

The Sub-Advisor will, at its own expense:

(a)	advise the Advisor in connection with investment policy decisions to be made by it regarding the Fund and, upon reasonable request, furnish the Advisor with research, economic and statistical data utilized by the Sub-Advisor in connection with the Fund’s investments and investment policies for the Fund;

(b)	assist the Advisor to determine, as necessary, the fair value of securities held in the Fund’s portfolio, in each case in accordance with the Trust’s Fair Valuation Guidelines, and submit such reports and information as the Advisor or the Fund may reasonably request to assist Huntington National Bank, the Fund’s custodian (the “Custodian”), and Huntington Asset Services, administrator and fund accounting agent, in their determination of the market value of securities held by the Fund;

(c)	place orders for purchases and sales of portfolio investments for the Fund;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Fund;

(e)	maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Sub-

Advisor, and the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request;

(f)	as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Fund, and provide copies to the Advisor upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)	as soon as practicable (with 5 business days as the guideline) following the end of each calendar month or calendar quarter, provide the administrator, fund accounting agent or other agent of the Trust with written statements showing all transactions effected for the Fund during the month or quarter (as applicable), a summary listing all investments held in the Fund as of the last day of the month or calendar quarter (as applicable), and such other information relating to the Fund as the administrator, fund accounting agent or other agent of the Trust may reasonably request in connection with any accounting services that the they or any of their respective agents provide for the Fund. Advisor acknowledges that Sub-Advisor and Custodian or the Fund’s accounting agent may use different pricing vendors, which may result in valuation discrepancies;

(h)	absent specific written instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Fund in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor and the Trust. The Sub-Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities held by the Fund. The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor. The Sub-Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, the Sub-Advisor shall provide the Advisor or the Trust, as applicable with all proxy voting records relating to the Fund, including but not limited to those required by SEC Form N-PX. Upon request of the Advisor or the Trust, the Sub-Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor or the Trust, as applicable, attesting to the accuracy and completeness of such proxy voting records;

(i)	inform the Advisor and the Board of Trustees of material changes in the Sub-Advisor’s management team, investment strategy or tactics or key personnel who manage or service the Fund;

(j)	furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto, as required by Section 15 of the 1940 Act, or for the purpose of casting a vote pursuant to Section 7 hereof;

(k)	notify the Advisor of any material changes in its equity ownership within a reasonable time prior to such changes; and

(l)	with respect to its activities under this Agreement, provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that the Sub-Advisor is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with required third-party audits arranged by the Trust to evaluate the effectiveness of the Sub-Advisor’s compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to the Sub-Advisor’s compliance personnel; (iv) providing the Trust’s Board of Trustees and chief compliance officer with such periodic reports as may be requested; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of compliance problems.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that the Sub-Advisor is not responsible for the payment of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	Custodian’s fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to the operation of the Fund, the Sub-Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the performance of the Sub-Advisor’s duties under this Agreement, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Advisor, including any expenses of a proxy solicitation required in order to continue this Agreement due to a change in control of the Sub-Advisor. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Fund shall have no obligation or liability), based on the Average Daily Net Assets of the Fund, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter. In the case of termination of this Agreement during any calendar quarter, the fee accrued to, but excluding, the date of termination shall be paid promptly following such termination.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Fund, the Sub-Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for the Fund. The Sub-Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Board may adopt from time to time and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research and similar services to the Fund or to the Sub-Advisor, notwithstanding that such broker-dealer(s) may charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Advisor or the Board.

The Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above. The Sub-Advisor may, using such of the securities and other property in the Fund as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate. The Sub-Advisor shall cause all securities and other property purchased or sold with respect to the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian. The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such settlements.

The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the account of the Fund, (ii) to deliver securities and other property against payment for the account of the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Advisor, its affiliates, agents, directors and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)	arising from the Fund’s or the Advisor’s directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Advisor, the Custodian or the Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the negligence, willful misconduct, or bad faith of the Sub-Advisor, its affiliates, agents, directors and employees, or the Sub-Advisor’s reckless disregard of its duties and obligations hereunder. The Sub-Advisor shall also be without liability hereunder for any action taken or omitted by it in good faith and without negligence. In the absence of willful misconduct, bad faith, negligence or reckless disregard of the obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Trust, the Fund, any shareholder of the Fund, or the Advisor for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund. Notwithstanding the foregoing, U.S. federal and certain state securities laws impose liabilities under certain circumstances on persons who have acted in good faith and, therefore, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund, any shareholder of the Fund, or the Advisor may have under any such U.S. federal or state securities laws.

The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the Investment Guidelines of the Fund, as well as any compliance policies and procedures established by the Board of Trustees with respect to the Fund; in connection with the performance of this Agreement, shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)	This Agreement shall go into effect with respect to the Fund as of the latter of (i) the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, or (ii) the date provided on the first page of this Agreement; provided it has also been approved by (A) the Board of Trustees, including a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (B) unless exempted pursuant to an applicable order by the Securities and Exchange Commission, by the vote of a majority of the outstanding voting securities of the Fund . This Agreement shall remain in effect for two years from the date of effectiveness, unless sooner terminated as hereinafter provided. Following the initial term, this Agreement shall continue in effect for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by (i) the Board of Trustees, including a majority of the Independent Trustees, at an in-person meeting called for the purpose of voting on such approval, or (ii) the vote of a majority of the outstanding voting securities of the Fund. For purposes of this Agreement, the terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)	This Agreement may, on 60 days’ written notice, be terminated with respect to the Trust on behalf of the Fund, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Fund, by the Advisor, or by the Sub-Advisor. In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund;

(c)	This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and

(d)	This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

8.	SERVICES NOT EXCLUSIVE.

The services of the Sub-Advisor to the Fund are not intended to be exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

The above paragraph may be subject to the provisions of a separate written agreement between the Advisor and the Sub-Advisor regarding the rendering of the Sub-Advisor’s services to others. Any such separate agreement, as may or may not be in effect from time to time, will not be considered a part of this Agreement, and will not be subject to any of the terms of this Agreement.

9.	AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities for the Fund with those for other accounts managed by the Sub-Advisor or its affiliates. When a security proposed to be purchased or sold for the Fund is also to be purchased or sold for other accounts managed by the Sub-Advisor at the same time, the Sub-Advisor may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

10.	NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.	USE OF NAME.

The Sub-Advisor grants the Trust a limited license to use the term “Convex” in the Fund’s name and in the name of any class of the Fund for the term of this Agreement and for a period of 90 days following the termination of this Agreement.

12.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by all parties.

13.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereby agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. The Advisor acknowledges and understands that all books and records of the Sub-Advisor are subject to inspection and copying by the Securities and Exchange Commission.

The Advisor agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Sub-Advisor, including, but not limited to, information relating to the Sub-Advisor’s trading and investment strategies, systems, methodologies and results; risk management models; and other proprietary technologies and processes and other proprietary information used by the Sub-Advisor in connection with its business; and (2) not to use any such proprietary information of the Sub-Advisor for any purpose other than the performance of the Advisor’s responsibilities and duties hereunder to supervise the trading done by the Sub-Advisor on behalf of the Fund. As between the Advisor and the Sub-Advisor, the Sub-Advisor is and shall remain the exclusive owner of all rights, title, and interest in and to all such proprietary information of the Sub-Advisor. The Advisor acknowledges and agrees that the covenants in this paragraph are reasonable and necessary for the protection of the Sub-Advisor’s business interests, that the Sub-Advisor would not have entered into this Agreement without such covenants, that irreparable injury will result to the Sub-Advisor if any of the terms of these covenants are breached, and that in the event of the actual or threatened breach of any of these covenants, the Sub-Advisor will have no adequate remedy at law, and shall be entitled (in addition to any other remedies available to the Sub-Advisor) to immediate temporary injunctive and other equitable relief with respect to such actual or threatened breach, without the necessity of showing actual monetary damages or of posting any bond or other security.

14.	ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy, a current copy of which has been provided to the Sub-Advisor. The Sub-Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

15.	INDEPENDENT CONTRACTOR

The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so herein or in a separate writing, have no authority to act for or represent the Advisor, the Trust or the Fund in any way, or in any way be deemed an agent of the Advisor, the Trust or the Fund.

16.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:	Spouting Rock Fund Management
100 Matsonford Road
Five Radnor Corporate Center
Suite 441
Radnor, PA 19087
Attn: General Counsel
Phone: 610.788.2128
Fax: 610.285.3030

SUB-ADVISOR:	Convex Capital management LLC
4200 Cantera Drive, Unit 203
Warrenville, IL 60555
Attn: _____________
Phone:____________
Fax:______________

FUND:	Spouting Rock/Convex Dynamic Global Macro Fund, a series of Unified Series Trust
c/o Huntington Asset Services, Inc.
2960 North Meridian Street
Suite 300
Indianapolis, IN 46208
Attn: Vice President Legal, Compliance & Risk
Phone: 317.917.7030
Fax: 877.298.5086

with a copy to counsel:

THOMPSON COBURN LLP
One US Bank Plaza
St. Louis, MO 63101
Attn: Dee Anne Sjögren, Esq.
Phone: 314.552.6295
Fax: 314.552.7295

17.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.	THIRD-PARTY BENEFICIARY.

The Trust and the Fund are intended third-party beneficiaries to this Agreement and shall be entitled to rely on the representations and undertakings of Sub-Advisor contained herein.

19.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remaineder of this Agreement shall not be affected thereby.

20.	MISCELLANEOUS.

The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

SPOUTING ROCK FUND MANAGEMENT

By: /s/ Erich M. Hickey

Name: Erich M. Hickey

Title: President

CONVEX CAPITAL MANAGEMENT LLC

By: /s/ Saumen Chattopadhyay

Name: Saumen Chattopadhyay

Title: President & CIO

SCHEDULE A

FEES

Name of Fund	Annual Fee Rate
Spouting Rock/Convex Dynamic Global Macro Fund	For the first 12 months of the Fund’s operations:

0.31% of the Fund’s average daily net assets up to $25,000,000

0.61% of the Fund’s average daily net assets above $25,000,000

Following the first 12 months of the Fund’s operations:

0.58% of the Fund’s average daily net assets